Exhibit 99.1

	Contact:	Mark Hauptman
Vice President and CFO
UICI
News Release		9151 Grapevine Highway
North Richland Hills, Texas 76180
Phone: (817) 255-5200

(For Immediate Release)

UICI THIRD QUARTER PROFITS RISE ON CONTINUED STRONG PERFORMANCE OF ITS SELF-EMPLOYED AGENCY DIVISION

     NORTH RICHLAND HILLS, TX, October 27, 2004—UICI (the “Company” NYSE: UCI), a leader in the health insurance market for self-employed individuals, today reported results of operations for the third quarter and first nine months of 2004.

     UICI reported third quarter 2004 revenues and income from continuing operations of $513.2 million and $33.3 million ($0.71 per diluted share), respectively, compared to third quarter 2003 revenues and income from continuing operations of $453.6 million and $13.8 million ($0.29 per diluted share), respectively. For the nine months ended September 30, 2004, the Company generated revenues and income from continuing operations of $1.5 billion and $101.9 million ($2.15 per diluted share), respectively, compared to revenues and income from continuing operations of $1.3 billion and $47.3 million ($0.99 per diluted share), respectively, in the nine months ended September 30, 2003.

     Overall, for the three and nine months ended September 30, 2004, the Company reported net income in the amount of $34.9 million ($0.74 per diluted share) and $115.7 million ($2.43 per diluted share), respectively, compared to net losses of $(53.3) million ($(1.11) per diluted share) and $(25.4) million ($(0.53) per diluted share) in the corresponding 2003 periods.

     The Company’s third quarter 2004 results were highlighted by the continued strong performance of its Self-Employed Agency (“SEA”) Division, which continues to enjoy growth in both revenue and operating income. Earned premium revenue at the SEA Division increased to $340.0 million in the third quarter of 2004 from $306.8 million in the third quarter of 2003, and operating income at the SEA Division increased to $71.5 million in the third quarter of 2004 from $32.5 million in the third quarter of 2003. Results at the Company’s SEA Division continue to reflect favorable loss ratio trends and increased renewal premium revenue, with which is associated a lower commission rate compared to the commission rate on first year premium revenue.

     The strong results at SEA were offset by unfavorable results at the Company’s Group Insurance Division. Group Insurance Division reported operating losses of $(21.9) million and $(40.4) million in the three and nine months ended September 30, 2004, respectively, compared to operating losses of $(12.1) million and $(4.0) million, respectively, in the corresponding periods of the prior year. As more particularly described below, the operating losses in the 2004 periods at the Group Insurance segment were attributable to unfavorable results at the Company’s Student Insurance unit.

Comparative Summary Results of Operations and Balance Sheet Information

     Set forth in the tables below are comparative summary results of operations for the three and nine-month periods ended September 30, 2004 and 2003, and selected balance sheet data as of September 30, 2004 and December 31, 2003.

	Three Months ended		Nine Months ended
Income Statement Data:	September 30,		September 30,
	2004	2003	2004	2003
	(In thousands, except per share amounts)
Revenues	$513,166	$453,567	$1,519,842	$1,295,498
Operating income from continuing operations before income taxes	$49,131	$20,802	$154,259	$72,185
Income from continuing operations	$33,269	$13,806	$101,914	$47,309
Income (loss) from discontinued operations	1,623	(67,101)	13,773	(72,716)

Net income (loss)	$34,892	$(53,295)	$115,687	$(25,407)

Per Diluted Share:
Income from continuing operations	$0.71	$0.29	$2.15	$0.99
Income (loss) from discontinued operations	0.03	(1.40)	0.28	(1.52)

Net income (loss)	$0.74	$(1.11)	$2.43	$(0.53)

Average shares outstanding (in thousands)	47,048	47,924	47,593	47,977

Balance Sheet Data:	September 30, 2004	December 31, 2003
	(In thousands, except per share amounts)
Stockholders’ equity	$676,128	$587,568
Book value per share	$14.73	$12.68

Business Segment Results

     The table below sets forth, by business segment, income (loss) before taxes (which is hereinafter referred to as “operating income (loss)”) for the three and nine months ended September 30, 2004 and 2003.

	Three Months ended		Nine Months ended
	September 30,		September 30,
	2004	2003	2004	2003
Operating income (loss):		(In thousands)
Insurance:
Self-Employed Agency Division	$71,521	$32,517	$186,103	$80,819
Group Insurance Division	(21,941)	(12,075)	(40,425)	(3,969)
Life Insurance Division	1,334	(296)	3,719	(3,196)
Other Insurance	277	(89)	361	(89)

Total Insurance	51,191	20,057	149,758	73,565
Other Key Factors:
Investment income on equity, realized gains and losses, general corporate expenses and other (including interest expense on non-student loan indebtedness)	3,511	(466)	12,844	(3,043)
Variable stock-based compensation benefit (expense)	(5,571)	1,211	(8,343)	1,663

Total Other Key Factors	(2,060)	745	4,501	(1,380)

Operating income	$49,131	$20,802	$154,259	$72,185

     UICI’s results of operations for the three and nine months ended September 30, 2004 were impacted by the following factors:

Self-Employed Agency Division

     The SEA Division reported operating income of $71.5 million and $186.1 million in the three and nine-month periods ended September 30, 2004, compared to operating income of $32.5 million and $80.8 million in the corresponding 2003 periods. Operating income at the SEA Division in the 2004 periods was positively impacted by an increase in earned premium revenue, reduced administration, commission and marketing expenses as a percentage of earned premium, and a decrease in loss ratio resulting from favorable claims experience. Earned premium revenue at the SEA Division increased to $340.0 million in the third quarter of 2004 from $306.8 million in the third quarter of 2003 and to $1.0 billion in the first nine months of 2004 from $877.4 million in the first nine months of 2003.

     Operating income at the SEA Division as a percentage of earned premium revenue (i.e., operating margin) in the three and nine-month periods ended September 30, 2004 was 21.0% and 18.6%, respectively, compared to 10.6% and 9.2%, respectively, in the corresponding periods of the prior year. The significant period-over-period increase in operating margin in the third quarter of 2004 was attributable primarily to a decrease in the loss ratio, a decrease in general administrative expenses as a percentage of earned premium revenue and a decrease in the effective commission rate (due to a decrease in the amount of first year premium relative to renewal premium, which carries a lower commission rate compared to commissions on first year premium). The decrease in loss ratio (from 61.2% in the third quarter of 2003 to 54.7% in the third quarter of 2004) was due in significant part to the reduction of claim reserves established in 2003 in response to a rapid pay down of an excess pending claims inventory. The actual claim payment experience in the nine months ended September 30, 2004 with respect to prior periods was lower than originally estimated when the claim reserves were established in 2003. The decrease in loss ratio was also due in part to lower levels of incurred claims in the current 2004 period compared to the corresponding period of the prior year. The Company currently anticipates that loss ratios at the SEA Division will begin over time to trend upward to historical levels.

     Submitted annualized premium volume (i.e., the aggregate annualized premium amount associated with health insurance applications submitted by the Company’s agents for underwriting by the Company) decreased 3% in the nine months ended September 30, 2004 compared to submitted annualized premium volume in the corresponding period in 2003 ($669.2 million in the 2004 nine-month period and $691.4 million in the 2003 nine-month period). The majority of the decrease in submitted annualized premium volume can be attributed to reduced production at one of the Company’s agencies. The Company has made management changes at this agency, which it believes will result in increased production over the longer term.

Group Insurance Division

     The Company’s Group Insurance Division (consisting of the Company’s Student Insurance and Star HRG business units) reported operating losses of $(21.9) million and $(40.4) million in the three and nine months ended September 30, 2004, compared to operating losses of $(12.1) million and $(4.0) million in the corresponding periods of 2003.

     The operating losses in the 2004 periods at the Group Insurance Division were attributable to continued disappointing results at the Company’s Student Insurance unit, which offers tailored health insurance programs that generally provide single school year coverage to individual students at colleges and universities. In particular, results in the third quarter of 2004 at the Student Insurance unit reflected, among other things, an increase in the loss ratio associated with the Student Insurance unit’s book of 2003-2004 school year business. This increase in the loss ratio was attributable primarily to a higher-than-expected amount of paid claims during the quarter (which resulted from the reduction of the Student Insurance unit’s claims inventory to levels more closely approximating historical levels) and to the failure of the Company’s claim system to effectively utilize discounts afforded by the Company’s network provider contracts. The Company has taken steps to modify its claims processing system to better utilize such network provider discounts. During the third quarter of 2004, the Company also experienced higher-than-expected administrative costs as a result of its efforts to reduce the claims backlog caused by inefficiencies in its claim processing systems.

     Earned premium revenue at the Student Insurance unit increased from $55.5 million in the third quarter of 2003 to $71.2 million in the third quarter of 2004 (a 28.4% increase) and from $158.2 million in the nine months ended September 30, 2003 to $216.5 million in the nine months ended September 30, 2004 (a 36.8% increase). The Company’s Student Insurance unit has completed its 2004-2005 school year sales efforts, with respect to which it has imposed significant rate increases. The impact of such rate increases will not be fully realized until 2005.

     The Company’s Star HRG unit generated operating profits in the three and nine months ended September 30, 2004 at levels comparable to those experienced in the corresponding periods of the prior year. Profitability in the third quarter of 2004 was negatively impacted by higher-than-expected administrative expenses (which were associated with certain technology initiatives) and increased marketing costs associated with new market initiatives. Earned premium revenue at Star HRG increased from $28.8 million in the third quarter of 2003 to $36.8 million in the third quarter of 2004 (a 27.5% increase) and from $86.4 million in the nine months ended September 30, 2003 to $111.1 million in the nine months ended September 30, 2004 (a 28.6% increase).

     Based on its current assessment of its Group Insurance Division business, the Company currently anticipates that overall results at the Group Insurance Division for the fourth quarter ending December 31, 2004 will be at or near breakeven.

Life Insurance Division

     The Company’s Life Insurance Division reported operating income in the three and nine months ended September 30, 2004 of $1.3 million and $3.7 million, respectively, compared to operating losses of $(296,000) and $(3.2) million, respectively, in the corresponding 2003 periods. The operating loss in the nine months ended September 30, 2003 was attributable to a charge associated with the final resolution of litigation arising out of the closedown in 2001 of the Company’s former workers compensation business and costs associated with the closedown of the Company’s College Fund Life Division operations.

     During the third quarter of 2004, the Company’s Life Insurance Division generated annualized paid premium volume (i.e., the aggregate annualized life premium amount associated with new life insurance policies issued by the Company) in the amount of $8.7 million compared to $2.7 million in the third quarter of 2003.

Other Key Factors

     In the three and nine months ended September 30, 2004, the Company’s Other Key Factors segment generated operating income (loss) of $(2.1) million and $4.5 million, respectively, compared to operating income (loss) of $745,000 and $(1.4) million, respectively, in the corresponding periods of 2003.

     The increase in the operating loss in the Other Key Factors segment in the three months ended September 30, 2004 as compared to the corresponding 2003 period was primarily attributable to a $1.1 million quarter over quarter decrease in net realized gains (from $1.9 million in the third quarter of 2003 to $784,000 in the third quarter of 2004) and a $6.8 million quarter over quarter increase (from a benefit in the third quarter of 2003 of $1.2 million to an expense in the third quarter of 2004 of $(5.6) million, or $(0.08) per diluted share, net of tax) in the expense related to variable stock-based compensation associated with the various stock accumulation plans established by the Company for the benefit of its independent agents. In connection with these plans, the Company records non-cash variable stock-based compensation expense (or records a benefit) in amounts that depend and fluctuate based upon the market performance of the Company’s common stock. These factors negatively affecting results in the Other Key Factors segment in the three months ended September 30, 2004 were offset by a $3.3 million increase in investment income on equity. Results in the 2003 period also reflected a loss of $1.3 million, representing the Company’s share of operating losses attributable to its investment in Healthaxis, Inc. (which the Company sold in the third quarter of 2003).

     The increase in operating income in the Other Key Factors category in the nine months ended September 30, 2004 as compared to the corresponding 2003 period was primarily attributable to a $5.7 million increase in investment income on equity, a reduction of general corporate expenses of $3.0 million and a $4.9 million increase in net realized gains (from $1.7 million in net realized gains in the first nine months of 2003 to $6.6 million in net realized gains in the first nine months of 2004). Results in the 2003 nine month period also reflected a loss of $2.2 million, representing the Company’s share of operating losses attributable to its investment in Healthaxis, Inc. (which the Company sold in the third quarter of 2003). These favorable factors were offset in part by a $(10.0) million period-over-period increase (from a benefit in the first nine months of 2003 of $1.7 million to an expense in the first nine months of 2004 of $(8.3) million, or $(0.11) per diluted share, net of tax) in the expense related to variable stock-based compensation associated with the various stock accumulation plans established by the Company for the benefit of its independent agents.

Discontinued Operations

     In the three and nine months ended September 30, 2004, the Company recorded income from discontinued operations in the amount of $1.6 million, net of tax ($0.03 per diluted share), and $13.8 million, net of tax ($0.28 per diluted share), respectively, compared to losses from discontinued operations in the amount of $(67.1) million, net of tax ($(1.40) per diluted share) and $(72.7) million, net of tax ($(1.52) per diluted share), respectively, recorded in the three and nine months ended September 30, 2003.

     Results from discontinued operations for the nine months ended September 30, 2004 reflected a favorable resolution of a dispute relating to its former Special Risk Division (which resulted in pre-tax income in the amount of $10.7 million recorded in the second quarter of 2004), a tax benefit associated with the reduction of a tax reserve and the release of a portion of the valuation allowance on the capital loss carryover due to the realization of capital gains during 2004, and a pre-tax gain recorded in the first quarter of 2004 in the amount of $7.7 million generated from the sale of the remaining uninsured student loan assets formerly held by the Company’s former Academic Management Services Corp subsidiary. These favorable factors were offset by the recording in the second quarter of 2004 of a loss accrual with respect to multiple lawsuits that were filed arising out of UICI’s announcement in July 2003 of a shortfall in the type and amount of collateral supporting securitized student loan financing facilities of the Company’s former Academic Management Services Corp subsidiary.

CORPORATE PROFILE:

     UICI (headquartered in North Richland Hills, Texas) through its subsidiaries offers insurance (primarily health and life) to niche consumer and institutional markets. Through its Self-Employed Agency Division, UICI provides to the self-employed market health insurance and related insurance products, which are distributed primarily through the Company’s dedicated agency field forces, UGA-Association Field Services and Cornerstone America. Through its Group Insurance Division, UICI provides tailored health insurance programs for students enrolled in universities, colleges and kindergarten through grade twelve and markets, administers and underwrites limited benefit insurance plans for entry level, high turnover, hourly employees. Through its Life Insurance Division, UICI offers life insurance products to selected markets. Through its ZON Re USA unit, the Company underwrites, administers and issues accidental death, accidental death and dismemberment (AD&D), accident medical and accident disability insurance policies, both on a primary and on a reinsurance basis. For more information, visit www.uici.net.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

     Certain statements set forth herein or incorporated by reference herein from the Company’s filings that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Actual results may differ materially from those included in the forward-looking statements. These forward-looking statements involve risks and uncertainties including, but not limited to, the Company’s ability to maintain adequate liquidity to satisfy its obligations; changes in general economic conditions, including the performance of financial markets, and interest rates; competitive, regulatory or tax changes that affect the cost of or demand for the Company’s products; health care reform; the ability to predict and effectively manage claims related to health care costs; and reliance on key management and adequacy of claim liabilities.

     The Company’s future results will depend in large part on accurately predicting health care costs incurred on existing business and upon the Company’s ability to control future health care costs through product and benefit design, underwriting criteria, utilization management and negotiation of favorable provider contracts. Changes in mandated benefits, utilization rates, demographic characteristics, health care practices, provider consolidation, inflation, new pharmaceuticals/technologies, clusters of high-cost cases, the regulatory environment and numerous other factors are beyond the control of any health plan provider and may adversely affect the Company’s ability to predict and control health care costs and claims, as well as the Company’s financial condition, results of operations or cash flows. Periodic renegotiations of hospital and other provider contracts coupled with continued consolidation of physician, hospital and other provider groups may result in increased health care costs and limit the Company’s ability to negotiate favorable rates. In addition, the Company faces competitive and regulatory pressure to contain premium prices. Fiscal concerns regarding the continued viability of government-sponsored programs such as Medicare and Medicaid may cause decreasing reimbursement rates for these programs. Any limitation on the Company’s ability to increase or maintain its premium levels, design products, implement underwriting criteria or negotiate competitive provider contracts may adversely affect the Company’s financial condition or results of operations.

     The Company’s insurance subsidiaries are subject to extensive regulation in their states of domicile and the other states in which they do business under statutes that typically delegate broad regulatory, supervisory and administrative powers to state insurance departments and agencies. State insurance departments have also periodically conducted and continue to conduct financial and market conduct examinations and other inquiries of UICI’s insurance subsidiaries. State insurance regulatory agencies have authority to levy monetary fines and penalties resulting from findings made during the course of such examinations and inquiries. Historically, the Company’s insurance subsidiaries have from time to time been subject to such regulatory fines and penalties. While none of such fines or penalties individually or in the aggregate have to date had a material adverse effect on the results of operations or financial condition of the Company, the Company could be adversely affected by increases in regulatory fines or penalties and/or changes in the scope, nature and/or intensity of regulatory scrutiny and review.

     The Company provides health insurance products to consumers in the self-employed market in 44 states. A substantial portion of such products is issued to members of various independent membership associations that act as the master policyholder for such products. The two principal membership associations in the self-employed market for which the Company underwrites insurance are the National Association for the Self-Employed (“NASE”) and the Alliance for Affordable Services (“AAS”). The associations provide their membership with a number of benefits and products, including health insurance underwritten by the Company. Subject to applicable state law, individuals generally may not obtain insurance under an association’s master policy unless they are also members of the associations. UGA agents and Cornerstone agents also act as field service representatives on behalf of the associations, in which capacity the agents act as enrollers of new members for the associations and provide field support services, for which the agents receive compensation. Specialized Association Services, Inc. (a company controlled by the adult children of the Chairman of the Company) provides administrative and benefit procurement services to the associations. A subsidiary of the Company generates new membership sales prospect leads for both UGA and Cornerstone for use by the enrollers (agents) and provides video and print services to the associations and to Specialized Association Services, Inc. In addition to health insurance premiums derived from the sale of health insurance, the Company receives fee income from the associations, including fees associated with the enrollment of new members, fees for association membership marketing and administrative services and fees for certain association member benefits. The agreements with these associations requiring the associations to continue as the master policyholder and to make the Company’s insurance products available to their respective members are terminable by the Company and the associations upon not less than one year’s advance notice to the other party.

     Articles in the press have been critical of association group coverage. The Company is also a defendant in several lawsuits challenging the nature of the relationship between the Company’s insurance companies and the associations that make available to their members the insurance companies’ health insurance products. While the Company believes it is providing association group coverage in full compliance with applicable law, changes in the relationship between the Company and the membership associations and/or changes in the laws and regulations governing so-called “association group” insurance (particularly changes that would subject the issuance of policies to prior premium rate approval and/or require the issuance of policies on a “guaranteed issue” basis) could have a material adverse impact on the financial condition, results of operations and/or business of the Company.

UICI press releases and other company information are available at UICI‘s website located at www.uici.net.